Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156888

Prospectus Supplement Dated June 1, 2009

To the Prospectus dated February 27, 2009,

as previously supplemented on March 26, 2009

PROSHARES TRUST II

Effective immediately, this information supplements and supersedes certain disclosure set forth in the Prospectus dated February 27, 2009, as supplemented (the “Prospectus”) of ProShares Trust II and must accompany the Prospectus. All capitalized terms not otherwise defined herein shall have the same meanings as in the Prospectus.

On May 6, 2009, UBS Securities LLC acquired the commodity business of AIG Financial Products Corp. Effective May 7, 2009, the Dow Jones-AIG Commodity Indexes have been re-branded as the Dow Jones-UBS Commodity Indexes. The Dow-Jones-UBS Commodity Indexes have an identical methodology to the Dow Jones-AIG Commodity Indexes and take the identical form and format of the Dow Jones-AIG Commodity Indexes. In connection therewith:

•	The following Indexes have been renamed:

Former Index Name	New Index Name
Dow Jones-AIG Commodity Index	Dow Jones-UBS Commodity Index
Dow Jones-AIG Crude Oil Sub-Index	Dow Jones-UBS Crude Oil Sub-Index

•	The following ProShares have been renamed:

Former Fund Name	New Fund Name
ProShares Ultra DJ-AIG Commodity	ProShares Ultra DJ-UBS Commodity
ProShares UltraShort DJ-AIG Commodity	ProShares UltraShort DJ-UBS Commodity
ProShares Ultra DJ-AIG Crude Oil	ProShares Ultra DJ-UBS Crude Oil
ProShares UltraShort DJ-AIG Crude Oil	ProShares UltraShort DJ-UBS Crude Oil

•	Each reference to “American International Group, Inc.,” “American International Group” or “AIG Financial Products Corp.” is replaced with “UBS Securities LLC,” as the context requires.

•	Any other reference to “AIG” is replaced with “UBS,” as the context requires.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. None of the Funds is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and none is subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement is June 1, 2009.